EXHIBIT 3.6

State of Delaware Secretary of State Division of Corporations Delivered 12:45 PM 09/25/2006 FILED 12:45 PM 09/25/2006 SRV 060880909 – 3156522 FILE

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION	RECEIVED SEP 26 2006

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of ADVANCED MEDICAL ISOTOPE CORPORATION resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ARTICLE IV” so that, as amended, said Article shall be and read as follows:
    The authorized capital stock of the Surviving Corporation consists of 100,000,000 shares of Common Stock, $.001 par value.
    The authorized capital stock consists of 100,000 Series A shares of Preferred Capital Stock, $.001 par value per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 25 day of September, 2006.

By:	/s/ James C. Katzaroff
Authorized Officer

Title:	President

Name:	James C. Katzaroff
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